Exhibit 99.5
INVESTOR FAQ FOR ABRY PARTNERS’ ACQUISITION OF RCN CORPORATION
Q.	What is ABRY’s offering price for RCN?

A.	RCN Corporation (NASDAQ: RCNI) has entered into a definitive agreement to be acquired by ABRY Partners, LLC (“ABRY”) for total consideration of approximately $1.2 billion, including the assumption of RCN’s debt. Each share of RCN common stock issued and outstanding immediately prior to the effective time of the merger will be entitled to receive $15 in cash, without interest, less any applicable withholding taxes.

Q.	Why has RCN agreed to be acquired?

A.	The transaction represents a 43% premium over RCN’s average closing share price during the past 30 days and a 22% premium over the closing share price on March 4, 2010. RCN’s board of directors evaluated the transaction and unanimously determined that it is in the best interests of the company and its stockholders. RCN believes that ABRY’s financial resources and expertise in the communications industry create significant opportunities for its employees and customers.

Q.	How certain is the closing of the transaction?

A.	We anticipate that the transaction will be completed in the second half of 2010, subject to receipt of stockholder approval, regulatory approvals, including the receipt of required consents and approvals of the Federal Communications Commission, as well as satisfaction of other customary closing conditions. The transaction is not subject to any financing condition.

Further, under the terms of the merger agreement, RCN may solicit proposals from third parties for 40 days through April 14, 2010. There can be no assurances that this process will result in an alternative transaction. RCN does not intend to disclose developments with respect to this solicitation process unless and until its Board of Directors has made a decision.

Q.	What is the transaction and what effect will it have on RCN?

A.	Pursuant to the terms and subject to the conditions set forth in the merger agreement, an investment fund managed by ABRY will acquire RCN pursuant to a series of transactions that will result in Yankee Cable Acquisition, LLC (“Cable Buyer”) acquiring RCN’s cable business and Yankee Metro Parent, Inc. (“Metro Parent”) acquiring RCN’s Metro Optical Networks business unit. Both Cable Buyer and Metro Parent will be owned indirectly by ABRY. RCN will no longer be a publicly held corporation and its common stock will be delisted from the NASDAQ Stock Market and deregistered under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”).

Q.	Who is ABRY Partners, LLC?

A.	Based in Boston, Massachusetts, ABRY is one of the most experienced and successful media and communications focused private equity investment firms in North America. Since 1989, ABRY has completed investments in more than 500 media and communications properties.

Q.	When do you expect the transaction to be completed?

A.	RCN and ABRY are working toward completing the transaction as soon as possible. Assuming timely satisfaction of the closing conditions, we anticipate that the transaction will be completed in the second half of 2010.

Q.	What happens if the transaction is not completed?

A.	If the transaction is not completed for any reason, RCN will remain an independent public company and its common stock will continue to be listed and traded on the NASDAQ Stock Market and registered under the Securities Exchange Act. No stockholder will be entitled to receive the consideration described in the merger agreement for his or her RCN common stock or stock options.

Q.	I own RCN common stock. How will the transaction affect these securities?

A.	At the effective time of the transaction, each share of RCN common stock issued and outstanding immediately prior to the effective time of the transaction (other than shares held by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be automatically cancelled and converted into the right to receive $15 in cash, without interest, less any applicable withholding taxes.

Q.	What will happen to my RCN stock options in the transaction?

A.	Each outstanding RCN stock option (whether vested or unvested) will be converted into the right to receive a cash payment equal to the excess, if any, of $15 over the exercise price of such option, without interest, less any applicable withholding taxes.

Q.	Where can I get more information about the transaction?

A.	A press release describing the terms of the transaction is posted on RCN’s website. Updates will also be posted on our website.
Important Notice
In connection with the proposed transaction, RCN will file a proxy statement and other materials with the Securities and Exchange Commission. Investors and security holders are advised to read the proxy statement and these other materials when they become available because they will contain important information about RCN and the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by RCN with the Securities and Exchange Commission at the SEC web site at

www.sec.gov. Copies of the proxy statement (when available) and other filings made by RCN with the SEC can also be obtained, free of charge, by directing a request to RCN Corporation, 196 Van Buren Street, Herndon, VA 20170, Attention: Investor Relations. The proxy statement (when available) and such other documents are also available for free on the RCN website at www.rcn.com under “About RCN/Investor Relations/SEC Filings.”
RCN and its directors and officers and other persons may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed acquisition transaction. Information concerning the interests of directors and executive officers in the solicitation is set forth in the RCN proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the proposed transaction when it becomes available.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of words such as “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include (without limitation): the ability to obtain regulatory approvals of the transactions contemplated by the acquisition agreement on the proposed terms and schedule; the failure of RCN’s stockholders to approve the transactions contemplated by the acquisition agreement; our ability to maintain relationships with customers, employees or suppliers following the announcement of the transaction; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the transactions contemplated by the acquisition agreement; and the risk that the transactions contemplated by the acquisition agreement may not be completed in the time frame expected by the parties or at all. Additional information on risk factors that may affect the business and financial results of RCN can be found in RCN’s Annual Report on Form 10-K and in the filings of RCN made from time to time with the SEC. RCN undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

3